Exhibit 99.1
PRESS RELEASE

CONTACT INFORMATION

Investor Relations

Contact: Mary Kay Ladone, Senior Vice President, Corporate Development, Strategy and Investor Relations	Contact: Lorna Williams, Executive Director, Investor Relations and Strategy Phone: 312-233-7799
Phone: 312-819-9387	Email: lorna.williams@hillrom.com
Email: marykay.ladone@hillrom.com

Media

Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:    312-819-7268

Email:	howard.karesh@hillrom.com

HILLROM CONCLUDES SUCCESSFUL FISCAL 2019 WITH STRONG
FOURTH QUARTER RESULTS EXCEEDING GUIDANCE

Company Unveils Fiscal 2020 Guidance and Long-Range Financial Outlook Through Fiscal 2022
Reflecting Durable Revenue Growth and Enhanced Profitability

CHICAGO, November 1, 2019 – Hillrom (NYSE: HRC) today announced financial results for its fiscal fourth quarter and full year ended September 30, 2019. In addition, Hillrom provided its fiscal 2020 guidance and long-range financial outlook through fiscal 2022.
For the fiscal fourth quarter, Hillrom reported worldwide revenue of $783 million and GAAP earnings of $0.41 per diluted share. These results reflect the revenue recognition accounting standard, ASC 606, which the company adopted on a modified retrospective basis beginning in the fiscal first quarter 2019. The company's unaudited 2018 modified financial schedules reflecting the adoption of ASC 606 are available as supplemental schedules on the company's website.
“Our strong fourth quarter financial results mark the close of another successful year at Hillrom,” said John Groetelaars, Hillrom president and CEO. “We enter fiscal 2020 with strong momentum and confidence in our ability to execute on our strategy, advance our category leadership, and deliver on our commitments to drive value for patients, caregivers and our shareholders.”

Fiscal Fourth Quarter 2019 Financial Results
On a comparable basis under ASC 606, fiscal fourth quarter adjusted earnings of $1.69 per diluted share exceeded the company's guidance of $1.64 to $1.66 per diluted share.

Worldwide reported revenue of $783 million in the fiscal fourth quarter increased 3 percent, or 4 percent on a constant currency basis under ASC 606 in both the current and prior periods. Hillrom's core revenue advanced 8 percent, exceeding the company's guidance of approximately 5 percent growth. Core revenue excluding acquisitions advanced 6 percent. Core revenue excludes foreign currency, divestitures, and non-strategic assets the company may exit, including the Surgical Solutions international OEM business.
By reporting segment (under ASC 606):

•
Patient Support Systems: Patient Support Systems revenue of $415 million increased 10 percent on a reported basis, or 11 percent on a constant currency basis. Core revenue advanced 14 percent, driven by strong performance across the diversified portfolio of connected solutions and services, including double-digit growth of care communication platforms and med-surg bed systems.

•
Front Line Care: Front Line Care generated revenue of $257 million, a decline of 2 percent on a reported basis, or a decline of 1 percent on a constant currency basis. A difficult comparison from last year’s U.S. launch of the Monarch® Airway Clearance System offset strong growth in other respiratory health products and certain diagnostic tools, including thermometry and the vision portfolio.

•
Surgical Solutions: Surgical Solutions generated revenue of $110 million, a decline of 8 percent on a reported basis, or a decline of 6 percent on a constant currency basis reflecting the surgical consumables divestiture. Core revenue increased 11 percent, fueled by strong growth of patient positioning and operating room equipment, including Integrated Table Motion for the da Vinci Xi® Surgical System.

Fiscal Full-Year 2019 Financial Results
For fiscal 2019, Hillrom reported GAAP earnings of $2.25 per diluted share.
On a comparable basis under ASC 606, full-year adjusted earnings of $5.08 per diluted advanced 9 percent over the prior-year period. Worldwide reported revenue of $2.91 billion increased 3 percent, or 4 percent on a constant currency basis. Hillrom’s core revenue grew 7 percent for the year, and excluding acquisitions, core revenue grew 6 percent.
2019 Highlights
Supporting the company’s strategies and financial performance were several achievements aimed at advancing Hillrom’s innovation, transforming the portfolio and delivering sustainable value to shareholders. Highlights include:

•	Advancing category leadership with a new and unified Hillrom brand, and achieving over $450 million in new product revenue during fiscal 2019, with contributions from all three businesses.

•
Defining a new standard of care with the commercial launch and integration of the EarlySense® continuous, contact-free heart rate and respiratory rate sensing and analytical technology into Hillrom’s Centrella® Smart+ bed platform. EarlySense technology alerts clinicians to potential patient deterioration events much earlier than traditional monitoring methods, enabling health teams to intervene more effectively.

•
Introducing the new Welch Allyn® RetinaVue® 700 Imager, a handheld retinal camera that enables remote ophthalmologists to diagnose diabetic retinopathy in patients with diabetes during routine primary care office visits. This next-generation device is a simpler, faster and more cost-effective way to help customers achieve patient compliance with eye exams and detect the vision-threatening disease earlier.

•
Investing in innovation, connectivity and data to bring advanced, actionable point-of-care data and solutions to caregivers and healthcare provider organizations. The company’s future digital offerings, using Microsoft® Azure®, are intended to analyze real-time sensing data from medical devices and historical medical record information, and communicate potential patient risk and hospital protocol actions directly to caregivers, in real-time, at the point of care.

•
Driving Hillrom’s vision of Advancing Connected Care™ with the acquisition of Voalte, a pioneer and leader in real-time, mobile healthcare communications that simplify communications and improve workflows and outcomes across healthcare systems. The combination strengthens Hillrom’s connected solutions, including smart hospital beds, vital signs monitors, and its evolving digital offering to help care teams deliver better care to patients.

•
Expanding the respiratory health portfolio with the acquisition of Breathe Technologies, Inc., a developer and manufacturer of a patented wearable, non-invasive ventilation technology that supports improved patient mobility in a broad range of reimbursable conditions including COPD, interstitial lung disease, restrictive thoracic disorder and post-lung-transplant rehab.

•
Completing the sale of the company’s surgical consumable products, including Bard-Parker® conventional and safety scalpels and blades, and a variety of other operating room accessories. The sale underscores the company’s strategic focus on Advancing Connected Care in high-growth, high-margin categories where Hillrom can demonstrate leadership.

•
Promoting excellence in the workplace and being recognized in 2019 with multiple designations, including gold status on the American Heart Association’s Workplace Index, Ecovadis Gold Award for Sustainability, Women’s Forum of New York Corporate Champion, Great Place to Work® Award in France, and the Dave Thomas Foundation for Adoption 2019 100 Best Adoption Friendly Workplaces.

•
Generating significant operating cash flow of $401 million for the year, returning $177 million to shareholders in the form of dividends and share repurchases, and raising its dividend for the ninth consecutive year.

Fiscal 2020 Financial Guidance
For fiscal 2020, Hillrom expects revenue to increase 1 to 2 percent on both a reported and constant currency basis, and core revenue to increase 5 to 6 percent. Excluding the incremental benefit of acquisitions prior to the anniversary date, core revenue is expected to increase 4 to 5 percent. The company expects adjusted earnings of $5.46 to $5.56 per diluted share, and approximately $430 million in operating cash flow.
For the fiscal first quarter 2020, Hillrom expects revenue to be flat to the prior year on a reported and constant currency basis. Core revenue is expected to increase 5 to 6 percent. Excluding acquisitions, core revenue is expected to increase approximately 4 percent. The company expects adjusted earnings, excluding special items, of $1.07 to $1.09 per diluted share.
Long-Range Financial Outlook Through Fiscal 2022
Based on strong performance and execution of its previous long-range plan, Hillrom is also providing its long-range financial outlook through fiscal 2022.
Hillrom expects reported revenue growth of approximately 4 percent on a compound annual basis from 2019 through 2022 at constant currency rates. The company expects core revenue growth of approximately 5 percent on a compound annual basis from 2019 to 2022. Core revenue growth excludes revenue of approximately $150 million in 2019 primarily related to the surgical consumables divestiture and the pending exit of the Surgical Solutions international OEM business in 2020.
The company’s focus on operating efficiencies and disciplined cost management has resulted in significant improvement in its margin profile over the last few years. Hillrom today reaffirmed its commitment to driving long-term margin expansion as a result of ongoing new product momentum, enhanced emerging market penetration, value creation from recent business development activity, and business optimization savings, while selectively investing in key strategic growth initiatives to sustain long-term top-line growth.
As a result of strong operational performance, Hillrom expects to grow adjusted earnings per share at least 10 percent on a compound annual basis from 2019 through 2022, or at least 12 percent when excluding the impact of the 2019 divestiture of surgical consumables. The company also expects to generate cumulative operating cash flow of approximately $1.4 billion and cumulative free cash flow of more than $1 billion over the next three years.
“We remain committed to driving accelerated core revenue growth, double-digit adjusted earnings per share growth, and significant operating cash flow through 2022, while investing to position our company for continued success,” concluded Mr. Groetelaars. “This compelling outlook reflects continued strength and momentum across our diversified business, operational execution and financial discipline as we create sustainable, long-term value and deliver on our vision of Advancing Connected Care.”

Discussion of Adjusted Financial Measures

In addition to the results reported in accordance with GAAP, Hillrom routinely provides gross margin, operating margin, income tax expense, and earnings per diluted share results on an adjusted basis because the company’s management believes these measures contribute to an understanding of our financial performance, provide additional analytical tools to understand our results from core operations and reveal underlying operating trends. These measures exclude strategic developments, acquisition and integration costs and related fair value adjustments, gains and losses associated with disposals of businesses or significant product lines, regulatory costs related to updating existing product registrations to comply with the European Medical Device Regulation, special charges, the transitional impacts of U.S. tax reform legislation, change in tax accounting methods, other tax law changes and expenses associated with these tax items, the impacts of significant litigation matters, and other unusual events. The company also excludes expenses associated with the amortization of purchased intangible assets. These adjustments are made to allow investors to evaluate and understand operating trends excluding their impact on operating income and earnings per diluted share.

Management uses these measures internally for planning, forecasting, and evaluating the performance of the business. Investors should consider these non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Reconciliations of GAAP measures to adjusted measures appear in the financial tables of this release.

The company also routinely provides earnings per diluted share guidance on an adjusted basis. This excludes the impact of intangible asset amortization associated with prior business acquisitions, which we expect to be $1.34-$1.42 per diluted share for the fiscal year 2020. Management also does not include adjusted items such as strategic developments, acquisition and integration costs, special charges, and other unusual items in our guidance because such items are evaluated on an ongoing basis, can be highly variable and cannot be reasonably predicted. As such, prospective quantification of these items is not feasible, and a full reconciliation of non-GAAP earnings per diluted share guidance to GAAP earnings per diluted share has not been provided. However, as a result of acquisitions, our ongoing portfolio and business optimization initiatives, and any change to the transitional impacts from U.S. tax reform legislation, we do expect adjusted items we have not predicted to potentially be significant to our GAAP measures including gross margin, operating margin, income tax expense and earnings per diluted share.

The company also presents certain results on a constant currency basis, which compares results between periods as if foreign currency exchange rates had remained consistent period-over-period. Management monitors sales performance on an adjusted basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars. Management calculates constant currency by applying the foreign currency exchange rate for the prior period to the local currency results for the current period.

Conference Call Webcast and Dial-in Information
The company will host a conference call and webcast today beginning at 7:00 a.m. (CT) / 8:00 a.m. (ET).
Conference Call Audio Only Dial-in Information: To participate in the conference call, dial (844) 654-5620 (domestic) or (647) 253-8654 (international). Please dial into the call at least 10 minutes prior to the start to allow time to connect. The confirmation code is 2848548.
Webcast: A simultaneous webcast of the call will be accessible via the company's website at www.hillrom.com.
Presentation: A supplementary presentation will be posted to Hillrom’s website prior to the webcast.

A recording of the webcast/call audio will be available for telephone replay through November 14, 2019. To access the replay, dial (800) 585-8367 (domestic) or (416) 621-4642 (international). For the replay, callers will need to use confirmation code 2848548. If you are unable to listen to the live webcast or the telephone replay, the webcast will be archived at www.hillrom.com
About Hillrom
Hillrom is a global medical technology leader whose 10,000 employees have a single purpose: enhancing outcomes for patients and their caregivers by advancing connected care. Around the world, our innovations touch over 7 million patients each day. They help enable earlier diagnosis and treatment, optimize surgical efficiency and accelerate patient recovery while simplifying clinical communication and shifting care closer to home. We make these outcomes possible through connected smart beds, patient lifts, patient assessment and monitoring technologies, caregiver collaboration tools, respiratory health devices, advanced operating room equipment and more, delivering actionable, real-time insights at the point of care. Learn more at hillrom.com.

# # #

The following table reflects the Condensed Consolidated Statements of Income for the quarter and year ended September 30, 2019, reported under ASC 606, and for the quarter and year ended September 30, 2018, reported under ASC 605:

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In millions, except per share data, unaudited)

	Quarter Ended September 30		Year Ended September 30
	2019 [1]	2018 [2]	2019 [1]	2018 [2]
Net revenue
Product sales and service	$713.9	$666.1	$2,615.0	$2,469.6
Rental revenue	68.9	93.1	292.3	378.4
Total net revenue	782.8	759.2	2,907.3	2,848.0
Cost of net revenue
Cost of goods sold	359.4	338.8	1,330.7	1,274.1
Rental expenses	37.6	44.2	151.6	179.7
Total cost of net revenue	397.0	383.0	1,482.3	1,453.8
Gross profit
Product sales and service	354.5	327.3	1,284.3	1,195.5
Rental	31.3	48.9	140.7	198.7
Total gross profit	385.8	376.2	1,425.0	1,394.2
As a percentage of sales	49.3%	49.6%	49.0%	49.0%

Research and development expenses	35.6	35.0	139.5	135.6
Selling and administrative expenses	245.4	215.3	941.0	891.6
Special charges	10.7	13.2	28.4	77.6

Operating profit	94.1	112.7	316.1	289.4

Other income (expense), net	(41.5)	(23.3)	(107.5)	(92.2)

Income tax expense (benefit)	24.7	(1.0)	56.4	(55.2)

Net income	27.9	90.4	152.2	252.4

Diluted earnings per share	$0.41	$1.33	$2.25	$3.73

Average diluted common shares outstanding (in thousands)	67,572	67,819	67,660	67,612

Dividends per common share	$0.21	$0.20	$0.83	$0.78
1 Reported under ASC 606
2 Reported under ASC 605

Hill-Rom Holdings, Inc. and Subsidiaries
Revenue Constant Currency
(In millions, unaudited)

The following table reflects sales growth data for the quarter ended September 30, 2019, reported under ASC 606, and for the quarter ended September 30, 2018, reported under ASC 605:

					U.S.	OUS
	Quarter Ended September 30		Change As	Constant	Change As	Change As	Constant
	2019 [1]	2018 [2]	Reported	Currency	Reported	Reported	Currency

Product sales and service	$713.9	$666.1	7.2%	8.2%	9.8%	1.2%	4.7%

Rental revenue	68.9	93.1	(26.0)%	(25.6)%	(28.3)%	(8.0)%	(4.8)%

Total net revenue	$782.8	$759.2	3.1%	4.1%	4.0%	0.8%	4.3%

Patient Support Systems	415.4	380.4	9.2%	10.1%	12.0%	(0.2)%	3.6%

Front Line Care	257.2	258.7	(0.6)%	0.1%	(2.2)%	3.9%	6.5%

Surgical Solutions	110.2	120.1	(8.2)%	(6.2)%	(15.0)%	(1.3)%	2.7%

Total net revenue	$782.8	$759.2	3.1%	4.1%	4.0%	0.8%	4.3%

OUS - Outside of the United States
1 Reported under ASC 606
2 Reported under ASC 605

The following table reflects sales growth data for the year to date period ended September 30, 2019, reported under ASC 606, and for the year ended September 30, 2018, reported under ASC 605:

					U.S.	OUS
	Year Ended September 30		Change As	Constant	Change As	Change As	Constant
	2019 [1]	2018 [2]	Reported	Currency	Reported	Reported	Currency

Product sales and service	$2,615.0	$2,469.6	5.9%	7.3%	11.2%	(4.4)%	(0.3)%

Rental revenue	292.3	378.4	(22.8)%	(22.2)%	(24.5)%	(9.6)%	(5.0)%

Total net revenue	$2,907.3	$2,848.0	2.1%	3.4%	5.1%	(4.6)%	(0.5)%

Patient Support Systems	1,490.5	1,429.5	4.3%	5.4%	7.6%	(5.2)%	(0.8)%

Front Line Care	978.1	960.2	1.9%	2.9%	3.0%	(0.9)%	2.8%

Surgical Solutions	438.7	458.3	(4.3)%	(2.0)%	(0.1)%	(8.2)%	(3.8)%

Total net revenue	$2,907.3	$2,848.0	2.1%	3.4%	5.1%	(4.6)%	(0.5)%

OUS - Outside of the United States
1 Reported under ASC 606
2 Reported under ASC 605

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(In millions, except per share data, unaudited)

	Quarter Ended September 30, 2019 [1]					Quarter Ended September 30, 2018 [2]
	Gross Margin	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS[1]	Gross Margin	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS
GAAP Basis	49.3%	12.0%	$52.6	$24.7	$0.41	49.6%	14.8%	$89.4	$(1.0)	$1.33
Adjustments:
Acquisition and integration costs and related fair value adjustments	0.6%	1.6%	12.4	2.1	0.15	—%	0.1%	0.9	0.3	0.01
Acquisition-related intangible asset amortization	—%	5.1%	40.1	8.9	0.46	—%	3.6%	26.4	7.3	0.27
Field corrective actions	—%	—%	—	—	—	—%	—%	—	—	—
Regulatory compliance costs	—%	0.6%	4.6	0.9	0.05	—%	0.3%	2.6	0.7	0.03
Litigation settlements and expenses	—%	0.2%	2.0	0.5	0.02	—%	—%	—	—	—
Special charges	—%	1.4%	10.7	2.6	0.12	—%	1.7%	13.2	3.8	0.14
Tax law and method changes	—%	—%	—	(0.4)	0.01	—%	—%	—	11.1	(0.16)
Debt financing costs	—%	—%	4.0	0.9	0.05	—%	—%	—	—	—
Loss on disposition of business	—%	—%	15.9	(12.4)	0.42	—%	—%	—	—	—
Adjusted Basis	49.9%	20.9%	$142.3	$27.8	$1.69	49.6%	20.5%	$132.5	$22.2	$1.62
[1] Reported under ASC 606
[2] Reported under ASC 605

	Year Ended September 30, 2019 [1]					Year Ended September 30, 2018 [2]
	Gross Margin	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS	Gross Margin	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS
GAAP Basis	49.0%	10.9%	$208.6	$56.4	$2.25	49.0%	10.2%	$197.2	$(55.2)	$3.73
Adjustments:
Acquisition and integration costs	0.3%	0.9%	28.1	5.3	0.34	—%	0.3%	8.1	2.2	0.09
Acquisition-related intangible asset amortization	—%	4.2%	122.4	28.6	1.38	—%	3.8%	106.9	28.2	1.16
Field corrective actions	0.2%	0.2%	5.6	1.4	0.06	—%	—%	—	—	—
Regulatory compliance costs	—%	0.5%	15.3	3.6	0.17	—%	0.1%	4.5	1.2	0.04
Litigation settlements and expenses	—%	0.1%	2.0	0.5	0.02	—%	0.2%	5.8	1.5	0.06
Special charges	—%	1.0%	28.4	6.9	0.32	—%	2.7%	77.6	21.1	0.84
Tax law and method changes	—%	—%	—	(4.8)	0.07	—%	—%	0.1	78.8	(1.16)
Debt refinancing costs	—%	—%	4.0	0.9	0.05	—%	—%	—	—	—
(Gain) loss on disposition of businesses	—%	—%	15.9	(12.4)	0.42	—%	—%	(1.0)	—	(0.01)
Adjusted Basis	49.5%	17.8%	$430.3	$86.4	$5.08	49.0%	17.3%	$399.2	$77.8	$4.75
[1] Reported under ASC 606
[2] Reported under ASC 605

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In millions, unaudited)

The following table reflects the Condensed Consolidated Balance Sheets as of September 30, 2019, reported under ASC 606, and as of September 30, 2018, reported under ASC 605:

	September 30, 2019 [1]	September 30, 2018 [2]
Assets
Current Assets
Cash and cash equivalents	$214.1	$183.0
Restricted cash	419.7	—
Trade accounts receivable, net of allowances	653.3	580.7
Inventories, net	269.6	291.7
Other current assets	106.7	100.2
Total current assets	1,663.4	1,155.6

Property, plant and equipment, net	296.8	328.3
Intangible assets
Goodwill	1,800.9	1,738.3
Other intangible assets and software, net	1,033.5	1,027.7
Other assets	124.4	110.1

Total Assets	$4,919.0	$4,360.0

Liabilities
Current Liabilities
Trade accounts payable	$197.6	$177.3
Short-term borrowings	660.4	182.5
Other current liabilities	410.3	302.6
Total current liabilities	1,268.3	662.4

Long-term debt	1,783.1	1,790.4
Other long-term liabilities	294.3	291.0

Total Liabilities	3,345.7	2,743.8

Total Shareholders' Equity	1,573.3	1,616.2

Total Liabilities and Shareholders' Equity	$4,919.0	$4,360.0
1 Reported under ASC 606
2 Reported under ASC 605

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In millions, unaudited)

The following table reflects the Condensed Consolidated Statements of Statements of Cash Flows for the year ended September 30, 2019, reported under ASC 606, and for the year ended September 30, 2018, reported under ASC 605:

	Year Ended September 30
	2019 [1]	2018 [2]
Operating Activities
Net income	$152.2	$252.4
Adjustments to reconcile net income to net cash, cash equivalents and restricted cash provided by operating activities:
Depreciation and amortization of property, plant, equipment and software	72.4	89.6
Acquisition-related intangible asset amortization	122.4	106.9
Amortization of debt discounts and issuance costs	7.1	7.4
Loss on extinguishment of debt	3.0	—
Benefit for deferred income taxes	(18.8)	(84.8)
Loss on disposal of property, equipment leased to others, intangible assets and impairments	3.4	2.7
Loss on disposition of businesses	15.9	23.0
Stock compensation	34.4	28.1
Other, net	17.6	12.9
Change in assets and liabilities excluding cash, cash equivalents, restricted cash, acquisitions and dispositions:
Trade accounts receivable	(62.3)	(7.7)
Inventories	(0.9)	(18.7)
Other current assets	15.7	(29.4)
Trade accounts payable	13.2	12.5
Accrued expenses and other current liabilities	29.5	(1.0)
Other assets and liabilities	(3.4)	1.3
Net cash, cash equivalents and restricted cash provided by operating activities	401.4	395.2
Investing Activities
Purchases of property, plant, equipment and software	(73.4)	(89.5)
Proceeds on sale of property and equipment	2.9	4.2
Payment for acquisition of businesses, net of cash acquired	(303.4)	—
Payment for acquisition of intangible assets	(17.1)	—
Payments for acquisitions of investments	(26.6)	—
Proceeds on sale of business	166.6	1.0
Other, net	2.0	1.9
Net cash, cash equivalents and restricted cash used in investing activities	(249.0)	(82.4)
Financing Activities
Proceeds from borrowings on long-term debt	1,000.0	1.0
Payments of long-term debt	(1,038.5)	(351.0)
Borrowings on Revolving Credit Facility	420.0	75.0
Payments on Revolving Credit Facility	(340.0)	(165.0)
Borrowings on Securitization Facility	5.5	71.6
Payments on Securitization Facility	(5.5)	(40.7)
Borrowings on Note Securitization Facility	68.9	122.4
Payments on Note Securitization Facility	(62.7)	(50.0)
Proceeds from issuance of senior unsecured notes	425.0	—
Payment of debt issuance costs	(12.7)	(0.4)
Payments of cash dividends	(55.4)	(51.8)
Proceeds on exercise of stock options	14.5	40.0
Proceeds from stock issuance	7.5	6.4
Stock repurchases for stock award withholding obligations	(4.7)	(14.1)
Stock repurchases in the open market	(117.2)	—
Net cash used in financing activities	304.7	(356.6)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(6.3)	(5.0)
Net Cash Flows	450.8	(48.8)
Cash, Cash Equivalents and Restricted Cash:
At beginning of period	183.0	231.8
At end of period	$633.8	$183.0
1 Reported under ASC 606
2 Reported under ASC 605